Exhibit 99.1

Investor Contact:	Adam Hanan
(615) 443-9887

Media Contact:	Heidi Pearce
(615) 235-4135

CRACKER BARREL REPORTS SECOND QUARTER FISCAL 2021 RESULTS

LEBANON, Tenn. – February 23, 2021 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported its financial results for the second quarter of fiscal 2021 ended January 29, 2021.

Second Quarter Fiscal 2021 Highlights

•	Dining room service was adversely impacted by the nationwide resurgence of COVID-19 during the quarter, resulting in increased dining room closures and capacity restrictions compared to the first quarter.

•	For the second quarter, comparable store restaurant sales decreased 21.9% and comparable store retail sales decreased 15.3% compared to the prior year quarter.

•	Comparable store off-premise sales grew 78% over the prior year quarter and represented approximately 30% of restaurant sales.

•	GAAP operating income in the second quarter was $14.4 million, or 2.1% of total revenue. Adjusted operating income was $17.6 million, or 2.6% of total revenue, compared to prior year quarter GAAP operating income of $79.1 million, or 9.4% of total revenue. (See non-GAAP reconciliation below.)

•	GAAP earnings per diluted share were $0.59, and adjusted earnings per diluted share were $0.70, compared to prior year quarter GAAP earnings per diluted share of $2.55. (See non-GAAP reconciliation below.)

Commenting on the second quarter results, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “The resurgence of COVID-19 during the busy holiday and travel season impacted our business on a variety of fronts, but I was proud that our teams were able to provide a hospitable and safe experience for our guests and especially pleased at the number of guests who made us a part of their holiday celebrations in this unprecedented environment. Despite the challenges we faced in the second quarter, we expect to return to stronger levels of performance in the back half of the year.

The COVID-19 resurgence we experienced around the country during the second quarter impacted our guests and our employees and produced headwinds for both sales and margins. While our sales were largely in line with expectations coming out of the first quarter, monthly sales in the second quarter were volatile, as the resurgence forced unanticipated dining room closures, increased capacity restrictions, and disrupted typical holiday seasonal travel patterns. These closures and capacity restrictions also shifted our mix to a higher percentage of off-premise business during the busy holiday season, including a higher percentage of Heat n’ Serve sales, which is a lower margin offering and plays an outsized role in our holiday sales, particularly this year. Further, the shift to off-premise and the operational and staffing challenges caused by increased cases of COVID-19 negatively impacted food waste and labor efficiency during the quarter. Although we were pleased with our strong retail sales performance, the shift to a higher percent of total sales increased our cost of goods sold.

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Cracker Barrel Reports Second Quarter Fiscal 2021 Results

February 23, 2021

Despite these challenges, our teams did an outstanding job delivering hospitality and care to our guests, and we believe these efforts further enhanced our position as the preferred choice for many families for their holiday celebrations. Looking ahead, we believe that as dining rooms open to greater capacities in the spring and summer, we should continue to see improvement in both sales and margin and believe that our business is well-positioned to capitalize on a more normalized environment. We are particularly focused on our fourth quarter, which is typically one of our biggest and most important quarters of the year.”

Second Quarter Fiscal 2021 Results

Revenue

The Company reported total revenue of $677.2 million for the second quarter of fiscal 2021, representing a decrease of 20% compared to the second quarter of the prior year. Cracker Barrel second quarter comparable store restaurant sales decreased 21.9% compared to the prior year quarter, which was comprised of a 24.2% decrease in comparable store restaurant traffic partially offset by a 2.3% increase in average check. Comparable store retail sales decreased 15.3% compared to the prior year quarter.

Cracker Barrel comparable store restaurant and retail sales for fiscal November, December, January, and the second quarter were as follows:

	Month Ended 11/27/20	Month Ended 12/25/20	Month Ended 1/29/21	Second Quarter Ended 1/29/21
Comparable store restaurant sales	(18.5)%	(28.8)%	(19.3)%	(21.9)%
Comparable store retail sales	(21.3)%	(18.4)%	(0.2)%	(15.3)%

Operating Income (EBIT)

GAAP operating income in the second quarter was $14.4 million, or 2.1% of total revenue. Excluding the approximately $3.2 million in non-cash amortization related to the gains on our previously disclosed sale-leaseback transactions, adjusted operating income was $17.6 million, or 2.6% of total revenue compared to prior year quarter GAAP operating income of $79.1 million, or 9.4% of total revenue. Second quarter operating income margin was negatively impacted by lower dine-in sales resulting from mandated dining-room closures and increased capacity restrictions. Additionally, lower seasonal travel, a higher percentage of lower margin Heat n’ Serve sales, and food waste and labor inefficiencies occasioned by the more challenging operational environment related to the COVID-19 resurgence pressured margins. (See non-GAAP reconciliation below.)

Net Income, EBITDA and Earnings per Diluted Share

Net income was $14.0 million, or 2.1% of total revenue, and EBITDA was $45.0 million, or 6.6% of total revenue, in the second quarter. GAAP earnings per diluted share were $0.59, and adjusted earnings per diluted share were $0.70, compared to prior year quarter GAAP earnings per diluted share of $2.55. (See non-GAAP reconciliation below.)

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Cracker Barrel Reports Second Quarter Fiscal 2021 Results

February 23, 2021

Fiscal 2021 Outlook

Commenting on the Company’s outlook for the remainder of fiscal 2021, Ms. Cochran said, “We anticipate improved trends in both sales and operating income margin in the second half of our fiscal year as a result of stimulus spending, pent-up demand, continued vaccinations, and a lower COVID-19 caseload.

Despite the widespread and severe weather disruptions that we’ve seen across a number of our core markets in February, we are projecting that our third quarter will see us generate comparable store restaurant sales that are down between 11% and 14% from pre-pandemic 2019 levels, with comparable store retail sales down between 7% and 9% from 2019. We expect operating income margins to improve between 50 basis points and 100 basis points from the second quarter to the third quarter. This includes additional investment and ramp-up expenses associated with the continued rollout of key initiatives such as beer & wine, digital enhancements, and our new menu. We anticipate continued improvement in sales and operating income margin in our fourth quarter, as our stores gear up to welcome back more of our loyal guests.”

The Company also expects:

•	Its effective tax rate for the full year to be between 17% and 18% but with significant variability from quarter to quarter.

•	Fiscal second half:

o	Commodity inflation of approximately 2%

o	General and Administrative expenses of approximately $75 million

o	Capital Expenditures of approximately $60 million

Additionally, the Company expects to repay up to $375 million of its third-party borrowings in fiscal 2021, which includes the approximately $175 million that the Company has already repaid during the fiscal year-to-date.

The Company reminds investors that its outlook for fiscal 2021 reflects a number of assumptions, many of which are outside the Company’s control, and a continued uncertain environment occasioned by the pandemic.

Fiscal 2021 Second Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through March 9, 2021.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping — all at a fair price. By creating a world filled with hospitality through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate more than 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit crackerbarrel.com.

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Cracker Barrel Reports Second Quarter Fiscal 2021 Results

February 23, 2021

CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for Q2 FY 2021 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "trends," "assumptions," "target," "guidance," "outlook," "opportunity," "future," "plans," "goals," "objectives," "expectations," "near-term," "long-term," "projection," "may," "will," "would," "could," "expect," "intend," "estimate," "anticipate," "believe," "potential," "regular," "should," "projects," "forecasts," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of COVID-19 on our business, financial condition and results of operations and of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: risks and uncertainties associated with the COVID-19 pandemic, including the duration of the COVID-19 pandemic and its ultimate impact on our business, levels of consumer confidence in the safety of dine-in restaurants, restrictions (including occupancy restrictions) imposed by governmental authorities, the effectiveness of cost saving measures undertaken throughout our operations, disruptions to our operations as a result of the spread of COVID-19 in our workforce, and our increased level of indebtedness, or constraints on our expenditures or cash management, brought on by additional borrowing necessitated by the COVID-19 pandemic; general or regional economic weakness, business and societal conditions, and weather on sales and customer travel; discretionary income or personal expenditure activity of our customers; information technology-related incidents, including data privacy and information security breaches, whether as a result of infrastructure failures, employee or vendor errors, or actions of third parties; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; uncertain performance of acquired businesses, strategic investments and other initiatives that we may pursue now or in the future; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers' compensation, group health and utility price changes; consumer behavior based on negative publicity or changes in consumer health or dietary trends or safety aspects of our food or products or those of the restaurant industry in general, including concerns about outbreaks of infectious disease, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates, increases in borrowed capital or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; our ability to enter successfully into new geographic markets that may be less familiar to us; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity or our ability to manage the impact of social media associated with these activities; economic or psychological effects of natural disasters or unforeseen events such as terrorist acts, social unrest or war and the military or government responses to such events; disruptions to our restaurant or retail supply chain, including as a result of COVID-19; changes in foreign exchange rates affecting our future retail inventory purchases; the impact of activist shareholders; our reliance on limited distribution facilities and certain significant vendors; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America ("GAAP"); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports Second Quarter Fiscal 2021 Results

February 23, 2021

CRACKER BARREL OLD COUNTRY STORE, INC.
 CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share and per share amounts, percentages and ratios)

	Second Quarter Ended			Six Months Ended
			Percentage			Percentage
	1/29/21	1/31/20	Change	1/29/21	1/31/20	Change
Total revenue	$677,169	$846,143	(20)%	$1,323,623	$1,595,183	(17)%
Cost of goods sold, (exclusive of depreciation and rent)	225,084	272,207	(17)	424,128	492,021	(14)
Labor and other related expenses	236,862	284,777	(17)	464,050	548,091	(15)
Other store operating expenses	166,871	171,638	(3)	328,145	334,546	(2)
General and administrative expenses	33,957	38,386	(12)	73,521	78,017	(6)
Gain on sale-leaseback	0	0		(217,722)	0
Operating income	14,395	79,135	(82)	251,501	142,508	76
Interest expense	10,815	3,505	209	21,530	7,085	204
Income before income taxes	3,580	75,630	(95)	229,971	135,423	70
(Income tax benefit) provision for income taxes	(10,420)	10,878	(196)	45,291	21,468	111
Loss from unconsolidated subsidiary	0	(3,584)		0	(9,564)
Net income	$14,000	$61,168	(77)	$184,680	$104,391	77

Earnings per share – Basic:	$0.59	$2.55	(77)	$7.79	$4.35	79
Earnings per share – Diluted:	$0.59	$2.55	(77)	$7.77	$4.34	79

Weighted average shares:
Basic	23,723,395	23,950,811	(1)	23,715,573	23,994,583	(1)
Diluted	23,785,374	24,005,817	(1)	23,778,302	24,054,870	(1)

Ratio Analysis
Total revenue:
Restaurant	77.0%	78.4%		78.3%	79.6%
Retail	23.0	21.6		21.7	20.4
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold, (exclusive of depreciation and rent)	33.2	32.2		32.0	30.8
Labor and other related expenses	35.0	33.6		35.1	34.4
Other store operating expenses	24.7	20.3		24.8	21.0
General and administrative expenses	5.0	4.5		5.6	4.9
Gain on sale-leaseback	0.0	0.0		(16.5)	0.0
Operating income	2.1	9.4		19.0	8.9
Interest expense	1.6	0.5		1.6	0.4
Income before income taxes	0.5	8.9		17.4	8.5
(Income tax benefit) provision for income taxes	(1.6)	1.3		3.4	1.4
Loss from unconsolidated subsidiary	0.0	(0.4)		0.0	(0.6)
Net income	2.1%	7.2%		14.0%	6.5%

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Cracker Barrel Reports Second Quarter Fiscal 2021 Results

February 23, 2021

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share amounts)

	1/29/21	1/31/20
Assets
Cash and cash equivalents	$568,839	$72,840
Accounts receivable	22,361	20,778
Inventories	134,768	157,352
Prepaid expenses and other current assets	70,817	35,100
Property and equipment, net	995,845	1,176,747
Operating lease right-of-use assets, net	997,764	465,685
Investment in unconsolidated subsidiary	0	79,536
Intangible Assets	21,099	19,460
Other assets	55,860	103,054
Goodwill	4,690	6,364
Total assets	$2,872,043	$2,136,916

Liabilities and Shareholders’ Equity
Accounts payable	$118,308	$123,318
Other current liabilities	320,395	321,566
Long-term debt	835,049	460,000
Long-term operating lease liabilities	763,826	460,840
Other long-term obligations	131,570	85,927
Deferred income taxes	94,284	55,335
Shareholders’ equity, net	608,611	629,930
Total liabilities and shareholders’ equity	$2,872,043	$2,136,916

Common shares issued and outstanding	23,724,412	23,943,248

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Cracker Barrel Reports Second Quarter Fiscal 2021 Results

February 23, 2021

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Six Months Ended
	1/29/21	1/31/20
Cash flows from operating activities:
Net income	$184,680	$104,391
Loss from unconsolidated subsidiary	0	9,564
Depreciation and amortization	53,770	58,277
Loss on disposition of property and equipment	1,933	4,005
Gain on sale-leaseback	(217,722)	0
Impairment	0	664
Share-based compensation	3,966	3,920
Noncash lease expense	27,704	30,845
Amortization of asset recognized from gain on sale and leaseback transaction	6,368	0
(Increase) decrease in inventories	4,323	(2,167)
Increase (decrease) in accounts payable	14,804	(10,779)
Net changes in other assets and liabilities	41,490	(14,716)
Net cash provided by operating activities	121,316	184,004
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(29,224)	(58,289)
Proceeds from sale of property and equipment	149,877	1,565
Notes receivable from unconsolidated subsidiary	0	(33,000)
Acquisition of business, net of cash acquired	(1,500)	(32,971)
Net cash provided by (used in) investing activities	119,153	(122,695)
Cash flows from financing activities:
Net (payments) proceeds from long-term debt	(75,049)	60,000
(Taxes withheld) from issuance of share-based compensation awards	(1,999)	(1,994)
Purchases and retirement of common stock	0	(20,000)
Dividends on common stock	(31,578)	(63,359)
Net cash used in financing activities	(108,626)	(25,353)

Net increase in cash and cash equivalents	131,843	35,956
Cash and cash equivalents, beginning of period	436,996	36,884
Cash and cash equivalents, end of period	$568,839	$72,840

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Cracker Barrel Reports Second Quarter Fiscal 2021 Results

February 23, 2021

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	Second Quarter Ended
	1/29/21	1/31/20
Net Change in Company-Owned Units During Quarter:
Cracker Barrel	0	1
Maple Street Biscuit Company	1	0
Company-Owned Units in Operation at End of Quarter:
Cracker Barrel	663	661
Maple Street Biscuit Company	36	28

	Second Quarter Ended		Six Months Ended
	1/29/21	1/31/20	1/29/21	1/31/20
Total revenue*: (In thousands)
Restaurant	$512,264	$655,818	$1,019,505	$1,260,386
Retail	155,916	183,094	287,146	325,047
Total revenue	$668,180	$838,912	$1,306,651	$1,585,433

Cost of goods sold* (exclusive of depreciation and rent): (In thousands)
Restaurant	$138,497	$170,609	$269,311	$319,470
Retail	84,615	99,520	151,046	169,872
Total cost of goods sold	$223,112	$270,129	$420,357	$489,342

Average unit volume*: (In thousands)
Restaurant	$772.6	$992.6	$1,537.6	$1,908.7
Retail	235.2	277.1	433.1	492.2
Total	$1,007.8	$1,269.7	$1,970.7	$2,400.9

Operating weeks*:	8,619	8,589	17,239	17,169

Note*: This information is for Cracker Barrel stores only and excludes Maple Street Biscuit Company and Holler & Dash

	Q2 2021 vs. Q2 2020	6 mo. 2021 vs. 6 mo. 2020
Comparable Cracker Barrel store sales period to period decrease:
Restaurant	(21.9)%	(19.3)%
Retail	(15.3)%	(12.1)%

Number of Cracker Barrel locations in comparable store base	657	655

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Cracker Barrel Reports Second Quarter Fiscal 2021 Results

February 23, 2021

CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of GAAP-basis operating results to non-GAAP operating results

(Unaudited)

Adjusted Operating Income and Earnings Per Share

In the accompanying press release, the Company makes reference to its second quarter fiscal 2021 adjusted operating income and earnings per share. This reconciliation excludes the gain on sale of assets from the sale-leaseback transaction that closed in the first quarter, non-cash amortization of the asset recognized from the gains on sale-leaseback transactions, expenses related to the proxy contest initiated by affiliates of Sardar Biglari in connection with the Company's 2020 annual meeting of shareholders, and the related tax impacts of these items. The Company believes excluding these items from its financial results provides investors with an enhanced understanding of the Company's financial results. This information is not intended to be considered in isolation or as a substitute for operating income or earnings per share information prepared in accordance with GAAP.

	Second Quarter Ended January 29, 2021			Six Months Ended January 29, 2021
	As Reported	Adjustment	As Adjusted	As Reported	Adjustments	As Adjusted
		(1) (2)			(1) (3) (4) (5)
Total Revenue	$677,169	-	$677,169	$1,323,623	-	$1,323,623
Store operating expense	628,817	(3,184)	625,633	1,216,323	(6,368)	1,209,955
General and administrative expense	33,957	-	33,957	73,521	(5,154)	68,367
Gain on sale-leaseback	0	-	-	(217,722)	217,722	-
Operating income	14,395	3,184	17,579	251,501	(206,200)	45,301
Interest expense	10,815	-	10,815	21,530	-	21,530
Income before income taxes	3,580	3,184	6,764	229,971	(206,200)	23,771
(Income tax benefit) Provision for income taxes	(10,420)	530	(9,890)	45,291	(54,508)	(9,217)
Net income	$14,000	$2,654	$16,654	$184,680	$(151,692)	$32,988
Earnings per share – basic	$0.59	$0.11	$0.70	$7.79	($6.40)	$1.39
Earnings per share – diluted	$0.59	$0.11	$0.70	$7.77	($6.38)	$1.39

(1) Adjusted for the non-cash amortization of asset recognized from the gain on sale-leaseback transactions.

(2) Adjusted for the tax impacts of (1) above

(3) Adjusted for proxy contest-related expenses

(4) Adjusted for the gain on sale of assets related to the sale-leaseback transaction.

(5) Adjusted for the tax impacts of (1), (3), and (4) above

EBITDA and Adjusted EBITDA

In the accompanying press release, the Company makes reference to its second quarter fiscal 2021 EBITDA and adjusted EBITDA. The Company defines EBITDA as net income excluding depreciation and amortization, non-cash amortization of the asset recognized from the gains on sale-leaseback transactions, interest expense and tax expense. Adjusted EBITDA, as used in this release, further excludes the gain on sale of assets from the first quarter sale-leaseback transaction and expenses related to the proxy contest initiated by affiliates of Sardar Biglari in connection with the Company's 2020 annual meeting of shareholders. The Company believes excluding these items from its financial results provides investors with an enhanced understanding of the Company's financial results and clearer comparability to prior period results. This information is not intended to be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

	Second Quarter Ended January 29, 2021	Six Months Ended January 29, 2021
Net Income	$14,000	$184,680
(+) Depreciation & amortization	27,419	53,770
(+) Amortization of asset recognized from the gains on sale-leaseback transactions	3,184	6,368
(+) Interest expense	10,815	21,530
(+) Tax expense	(10,420)	45,291
EBITDA	44,998	311,639
Adjustments
(-) Gain on sale-leaseback	-	(217,722)
(+) Proxy contest-related expenses	-	5,154
Adjusted EBITDA	$44,998	$99,071

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